QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.37

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement is entered into effective as of August 1, 2003, by and among LECG, LLC, a California limited liability company ("Purchaser"), LECG Holding Company, LLC, a California limited liability company ("Parent"), BLDS, LLC, a Delaware limited liability corporation ("Seller"), Dr. Bernard R. Siskin, Dr. Leonard A. Cupingood, Dr. David W. Griffin and Dr. Samuel J. Kursh (each a "Selling Member" and collectively the "Selling Members").

RECITALS

        A.    Seller is a newly organized limited liability company formed by the Selling Members in connection with the distribution of assets to the Selling Members by the Center for Forensic Economic Studies, a Pennsylvania corporation ("CFES"), in redemption of their ownership interest in CFES.

        B.    Through CFES, the Selling Members provided economic consulting services to law firms, government agencies and institutional clients in the United States and throughout the world.

        C.    Seller desires to sell to Purchaser, on the terms and conditions set forth herein, certain of the operating assets of Seller.

        D.    Purchaser desires to purchase those operating assets of Seller and is prepared to assume certain specified liabilities and obligations of Seller on the terms and conditions set forth herein.

        E.    The Selling Members own all of the outstanding ownership interests in Seller and desire that the transactions described in this Agreement be consummated.

        F.     In connection with the purchase and sale of certain of the operating assets, Purchaser will also retain the services of the Selling Members as employees of Purchaser pursuant to the terms of that certain Director Service Agreement and that certain Director Practice Purchase Agreement, both by and among the Purchaser and the Selling Members dated as of the date hereof (collectively, the "Service Agreement").

AGREEMENT

        In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement and the Service Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.    Certain Definitions.

        As used herein, the following terms shall have the meanings indicated.

        "Allocation Schedule"    has the meaning given in Section 3.1.

        "Assumed Liabilities"    has the meaning specified in Section 2.2.

        "Closing"    has the meaning specified in Section 6.1.

        "Closing Date"    has the meaning specified in Section 6.1.

        "Code"    means the Internal Revenue Code of 1986, as amended.

        "Contracts"    has the meaning set forth in Section 7.8.

        "Documents"    has the meaning set forth in Section 2.1.7.

        "Effective Date"    has the meaning set forth in Section 2.2.

        "Enforceability Limitations"    means (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting or limiting the enforcement of creditors' rights generally and (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other equitable remedies.

        "Employee Benefit Plan"    means all plans, contracts, schemes, programs, funds, commitments or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or non-qualified, funded or unfunded and including any that have been frozen or terminated, which pertain to any employee, former employee, partner, consultant or independent contractor of CFES and identified on Schedule 7.12.

        "ERISA"    means the Employee Retirement Income Security Act of 1974, as amended.

        "Excluded Assets"    shall mean (i) cash, cash equivalents, accounts receivable and unbilled time and expenses held by CFES or the Seller that is attributable to the business conducted by the Selling Members and outstanding on the Effective Date, (ii) fixed assets other than those listed on Schedule 2.1.2, (iii) tax and accounting records of Seller, (iv) any personal goodwill of the Selling Members, and (v) the Software.

        "Excluded Liabilities"    has the meaning given in Section 2.3.

        "Financial Statements"    has the meaning specified in Section 7.4.

        "Fixed Assets"    has the meaning specified in Section 2.1.2.

        "Governmental Body"    means any foreign, federal, state, local or other governmental authority or regulatory body.

        "Hired Employees"    has the meaning given in Section 5.

        "Intellectual Property"    means (a) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (b) all trade secrets and confidential business information (including, without limitation, all research, techniques, models, databases, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (c) all computer software (including related documentation), (d) all other proprietary rights of Seller, (e) all copies and tangible embodiments of Intellectual Property (in whatever form or medium), and (f) any remedies against infringements thereof and rights to protection of interest therein under the laws of all jurisdictions (including foreign jurisdictions) of Seller; provided, however, that in no event shall Intellectual Property include goodwill associated with the business of Seller or that conducted by any of the Selling Members which constitutes, or is part of, Personal Goodwill.

        "Interim Financial Statement"    has the meaning specified in Section 7.4.

        "Interim Financial Statement Date"    has the meaning specified in Section 7.4.

        "Leases"    has the meaning specified in Section 6.2.7

        "Liability"    shall mean any debt, liability, commitment and guaranty, warranty or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, accrued, fixed, absolute, potential, contingent or otherwise, and whether due or to become due.

        "Liens"    has the meaning specified in Section 7.6.

        "Material"    and "Materially" or any variation thereof, means, (i) with respect to an obligation, contract, commitment or Lien, any obligation, contract, commitment or Lien that requires an expenditure of more than $25,000 (ii) and, with respect to any other event or circumstance, an event or circumstance that would have an adverse effect on the operations, employee or client relations, properties, assets (including intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of Seller.

        "Person"    means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or governmental body.

        "Personal Goodwill"    means the goodwill associated with the personal and business relationships developed by each of the Selling Members as a result of the skill, ability, integrity, reputation and personal characteristics of each of the Selling Members.

        "Purchaser Funds"    has the meaning given in Section 9.4.2.

        "Purchase Price"    has the meaning set forth in Section 3.1.

        "Purchaser Party"    has the meaning given in Section 13.1.

        "Retained Business Records"    has the meaning set forth in Section 9.5.

        "Seller Funds"    has the meaning given in Section 9.4.3.

        "Seller Party"    has the meaning given in Section 13.2.

        "Service Agreement"    has the meaning specified in recital E to this Agreement.

        "Software"    means the software licensed to the Purchaser pursuant to the Software License Agreement substantially in the form of Exhibit G.

        "Tax"    (and "Taxes") means (i) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax; or (ii) any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty thereon, addition to tax or additional amount imposed by any Governmental Body.

        "Territory"    has the meaning given in the first recital to this Agreement.

        "Transfer"    has the meaning set forth in Section 2.1.

        "Transferred Business Records"    has the meaning set forth in Section 9.5.

        "WARN Act"    has the meaning given in Section Error! Reference source not found..

        "Year-End Financial Statements"    has the meaning specified in Section 7.4.

2.    Sale And Purchase Of Assets.

        2.1    Purchased Assets.    Subject to the terms and conditions of this Agreement and to the continued accuracy of the representations and warranties contained herein, on the Closing Date, Seller shall sell, convey, assign, transfer and deliver ("Transfer") to Purchaser and Purchaser shall purchase, receive and accept delivery from Seller, free and clear of all Liens, all of Seller's then existing properties and assets (other than the Excluded Assets) of every kind and nature, real, personal or mixed, tangible or intangible, wherever located (collectively, the "Purchased Assets"), including, without limitation, all right, title and interest of Seller in, to and under:

          2.1.1 All of the assets reflected on the Interim Financial Statement, other than the Excluded Assets and those assets disposed of after the Interim Financial Statement Date in the ordinary course of business consistent with past practice (including with respect to quantity and frequency);

          2.1.2 All equipment, furniture, trade fixtures and other tangible personal property owned by Seller, including, without limitation, those items listed on Schedule 2.1.2 attached hereto and incorporated herein by this reference (the "Fixed Assets");

          2.1.3 All of the Contracts;

          2.1.4 All rights to payment as a consequence of (a) deposits and prepayments including, without limitation, the deposit under the Lease, listed on Schedule 2.1.5 attached hereto and incorporated herein by this reference and (b) any refunds, rights of set off, rights of recovery, and claims or causes of action relating to the Purchased Assets that arise after the Closing (except for refunds of Taxes to the extent provided in Section 9.3);

          2.1.5 Cash in an amount equal to all client retainer balances which remain outstanding as of the Closing Date;

          2.1.6 All creative materials, advertising and promotional materials necessary or used in connection with the business of Seller or any of the Selling Members, wherever stored or located;

          2.1.7 All files, documents, correspondence, studies, reports, books and records of Seller (including all data and other information stored on discs, tapes or other media), client lists, client records and credit data, computer programs, software, and hardware owned or used in connection with the business of Seller or any of the Selling Members (collectively, the "Documents");

          2.1.8 All general intangibles used by the Seller that is not an Excluded Asset; and

          2.1.9 All other assets of Seller, whether or not reflected on the books or records of the Seller.

        2.2    Assumed Liabilities.    On the Closing Date, Purchaser will deliver to Seller the Instrument of Assumption pursuant to which Purchaser will assume and agree to perform, discharge and satisfy, in accordance with their respective terms and subject to the respective conditions thereof, only the following Liabilities of Seller (the "Assumed Liabilities") (i) all Liabilities of Seller incurred or arising on or after August 1, 2003 (the "Effective Date") under the Contracts and the Lease; (ii) any Liabilities in respect of Taxes for which Purchaser is liable under Section 9.3 hereof; and (iii) all other Liabilities of Seller and the Transfer that relate to any period of time on or after the Effective Date.

        2.3    Excluded Liabilities.    Notwithstanding anything to the contrary contained in this Agreement, Purchaser will not assume or be liable for and Seller will retain and remain responsible for, all of Seller's Liabilities, other than the Assumed Liabilities, (the "Excluded Liabilities"). Without limiting the scope of Excluded Liabilities under this Section 2.3, Excluded Liabilities will specifically include (i) any Liabilities in respect of Taxes for which Seller is liable pursuant to Section 9.3 hereof; (ii) any costs and expenses incurred by Seller or the Selling Members incident to the negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein; (iii) any and all Liabilities of CFES, Seller and Selling Members, as applicable, arising out of (a) any actions or omissions of employees, consultants, independent contractors and experts in connection with the performance of services for clients of CFES prior to the Effective Date, (b) any workers' compensation claims of Hired Employees based on injuries initially occurring prior to the Effective Date regardless of the date on which the claim was filed or whether subsequent injuries occur, (c) the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2102 et seq (the "Warn Act"), and

(d) any Employee Benefit Plan, except to the extent necessary to ensure the continuation of benefits to Hired Employees up to and including the Effective Date.

3.    Consideration.

        3.1    Purchase Price; Agreed Allocation.    The purchase price for the Purchased Assets (the "Purchase Price") is Three Hundred Thousand Dollars ($300,000). On or before the Closing, Purchaser and Seller will agree upon and execute a final allocation schedule (the "Allocation Schedule"), which will be reasonable and prepared in accordance with Section 1060 of the Code and the regulations thereunder. Promptly following the Closing, Purchaser and Seller each agree to file Internal Revenue Service Form 8594, and all federal state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Purchaser and Seller each agree to provide the other promptly with any other information required to complete Form 8594.

4.    [RESERVED]

5.    Transfer of Employees.

        5.1    Hired Employees.    In addition to the employment of the Selling Members as provided in the Service Agreement, as a condition of closing to this Agreement, Purchaser shall offer employment to all of the employees of CFES listed on Schedule 5.1 hereto, such employment to be effective as of the Effective Date; provided that, except as may be provided in agreements with the Selling Members, this Agreement shall not be deemed to impose upon Purchaser any continuing obligation after the Effective Date to offer such employment to or to employ or continue the employment of, any employee of CFES, or to maintain the compensation of any employee at any particular level. Seller and the Selling Members shall use commercially reasonable efforts to encourage all the employees listed on Schedule 5.1 to accept employment with Purchaser. Those employees hired by Purchaser will be referred to herein as the "Hired Employees." On the Effective Date, Seller will ensure full and final payment to such Hired Employees of all salary, commissions, accrued bonuses, any severance payments and benefits (including accrued vacation and personal time off) that are vested and payable as of the close of business on the day preceding the Effective Date. Seller and Purchaser will cooperate to transition the Hired Employees to Purchaser's benefit programs so as to minimize (to the extent reasonably possible) the loss of benefits of the Hired Employees. Each Hired Employee will be credited with his/her full period of service with CFES for all purposes under Purchaser's employee benefit plan, seniority arrangements, compensation programs and any other employment-based arrangement that takes duration of employee service into account.

6.    The Closing.

        6.1    The Closing.    The "Closing" means the time at which Seller will effect the sale and transfer of the Purchased Assets in exchange for the Purchase Price to be delivered by Purchaser pursuant to Section 3 hereof. The Closing will take place at the offices of Purchaser in Washington D.C. on the date and at the time mutually agreed by the parties. The "Closing Date" shall be the date on which the Closing occurs. Notwithstanding the foregoing, the Closing of the transactions contemplated by this Agreement shall be retroactively effective for all purposes under this Agreement as of 12:01 a.m. EST on the Effective Date.

        6.2    Seller Deliveries at Closing.    Subject to fulfillment or waiver of the conditions set forth in Section 10 at the Closing, Seller will execute and/or deliver to Purchaser all of the following:

          6.2.1 An Officer's Certificate of Seller dated the Closing Date, in form and substance reasonably satisfactory to Purchaser (i) attaching true and correct copies of resolutions of the Board of Managers of Seller and of the Selling Members authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (ii) containing incumbency certificates for the individuals authorized to execute this Agreement and all related agreements on behalf of Seller;

          6.2.2 A Bill of Sale substantially in the form of Exhibit A hereto duly executed by Seller;

          6.2.3 An Instrument of Assignment and Assumption substantially in the form of Exhibit B hereto duly executed by Seller;

          6.2.4 An opinion of counsel to Seller substantially in the form of Exhibit C;

          6.2.5 Certificates of title or origin (or like documents) with respect to any property included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

          6.2.6 The closing certificate contemplated by Section 10 hereof;

          6.2.7 Appropriate documentation reflecting an assignment to Purchaser of all rights and obligations (including all leasehold improvments, fixtures and fittings and all easements, rights of way and other appurtenants) under (i) that certain Office Lease dated June 16, 1993 by and between CFES and Walnut Street Holdings LP, as amended by that certain Amendment dated March 29, 2002 for premises at Suite 1200, 1608 Walnut Street, Philadelphia, PA 19103, and (ii) that certain Sublease by and between Seller and Thomas Conaty for space in Wilmington, Delaware (together, the "Leases"); and

          6.2.8 Evidence of executed endorsements, assignments, and other instruments of transfer and conveyance consistent with the terms of this Agreement as may be requested by Purchaser, in form and substance reasonably satisfactory to counsel for Purchaser, to effectively vest in Purchaser all of the right, title and interest of Seller in the Purchased Assets, free and clear of all Liens.

        6.3    Purchaser Deliveries at Closing.    Subject to fulfillment or waiver of the conditions set forth in Section 11, at the Closing, Purchaser shall execute and/or deliver to Seller all of the following:

          6.3.1 The Purchase Price as provided in Section 3.1 by wire transfer of immediately available funds to an account designated by Seller in advance of the Closing Date;

          6.3.2 An Officer's Certificate of the Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Seller (i) attaching a true and correct copy of an action of Parent, acting in its capacity as the sole member and manager of Purchaser, authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (ii) containing incumbency certificates for the individuals authorized to execute this Agreement and all related agreements on behalf of Purchaser;

          6.3.3 An Instrument of Assignment and Assumption substantially in the form of Exhibit B duly executed by Purchaser;

          6.3.4 Appropriate documentation regarding the assignment of the Leases; and

          6.3.5 The Service Agreement, substantially in the form of Exhibit E, duly executed by Purchaser.

7.    Representations of Seller and Selling Members.

        As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated in this Agreement, Seller and each of the Selling Members jointly and severally represent to Purchaser and agree as of the Closing Date as follows:

        7.1    Organization and Valid Existence.    Seller is a limited liability company duly organized and validly existing under the laws of Delaware. Seller has the full power and authority to its business as it is now being conducted and to enter into and perform this Agreement.

        7.2    Due Authority.    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Seller and the Selling Members and no other member consents or approvals are required. This Agreement and all other agreements and written obligations entered into or undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of Seller and the Selling Members enforceable against each of the Seller and the Selling Members in accordance with their respective terms, except as may be limited by the Enforceability Limitations.

        7.3    No Violations.    Neither the execution or delivery of this Agreement, the consummation of any of the transactions contemplated hereby, nor the fulfillment of any of the terms hereof, except to the extent disclosed herein or in any Schedule hereto, (i) will violate or conflict with the Certificate of Formation or Operating Agreement of Seller or any agreement among the Selling Members, (ii) will result in any breach of or any default (including events of acceleration, termination or cancellation or loss of rights) under any provision of any Contract or any other contract or agreement to which Seller is a party or by which Seller is bound or to which the Purchased Assets are subject, or (iii) will result in a violation of any statutes, laws, ordinances, rules, regulations or requirements of Governmental Bodies having jurisdiction over Seller except with respect to subsections (ii) and (iii) for any such breach, default or violation that would not be Material.

        7.4    Financial Statements.    Seller has delivered to Purchaser CFES's unaudited balance sheets and the statements of income for the fiscal years ended on March 31, 2000, March 31, 2001, the nine-month period ended December 31, 2001, and December 31, 2002 (collectively, the "Year-End Financial Statements"). The Year-End Financial Statements present fairly the financial condition of CFES at December 31, 2001, and 2002 and the results of CFES's operations for the calendar years 2001 and 2002. Seller has also delivered to Purchaser compiled balance sheets and the statements of income of CFES for the six-month period ended June 30, 2003 (the "Interim Financial Statement Date") (such statement to be referred to as the "Interim Financial Statement"). The Interim Financial Statement presents fairly the financial condition of CFES as of the Interim Financial Statement Date, and the results of its operations for the period ended the Interim Financial Statement Date on a basis consistent with that of preceding periods; provided, however, that the Interim Financial Statement (i) is subject to normal year-end adjustments and (ii) lacks notes and other financial statement presentation items. The Year-End Financial Statements and the Interim Financial Statement are sometimes collectively referred to herein as the "Financial Statements." The Financial Statements are prepared in accordance with a cash basis method of accounting and are collectively attached as Exhibit F hereto.

        7.5    Absence of Certain Changes.    Except (i) as disclosed in the Financial Statements or in any Schedule delivered pursuant hereto, and (ii) for the execution and delivery of this Agreement, with respect to the Purchased Assets or the Assumed Liabilities there has not been since the Interim Financial Statement Date any:

          7.5.1 Material change, other than changes in the ordinary course of business consistent with past practice;

          7.5.2 Material damage, destruction or loss of physical property (whether or not covered by insurance);

          7.5.3 sale, transfer or other disposition of, or agreement to sell, transfer or otherwise dispose of, any assets having a fair market value at the time of sale, transfer or disposition of $2,000 or more in the aggregate, other than in the ordinary course of business and consistent with past practice;

          7.5.4 Increase, or agreement to increase, the compensation or bonuses or special compensation of any kind of any Hired Employee over the rate being paid to them on the Interim Financial Statement Date, other than merit, incentive, and/or cost-of-living increases made in the ordinary course of business following past practice of CFES, and no such increases are required by written agreement or oral understanding; or adopted or increased any benefit under any insurance, pension or other employee benefit plan, program or arrangement made to, for, or with any such Hired Employee or Selling Member; or

          7.5.5 Any Material transaction that would create an Assumed Liability not in the ordinary course of CFES's business prior to the Effective Date and consistent with past practice.

        7.6    Title to and Condition of Purchased Assets.    Seller has good and transferable title to, or a valid leasehold interest in, the Purchased Assets free and clear of any mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or encumbrance (collectively "Liens"), except for Liens described on Schedule 7.6 (all of which will be removed on or before the Closing) and except for Taxes for the current tax year which are not yet due and payable. Seller has all necessary corporate power and authority to transfer ownership of the Purchased Assets to Purchaser free and clear of all Liens.

        7.7    Real Estate.    The conduct of Seller's business in any premises occupied by Seller is not in Material violation of any law, statute, ordinance, rule or regulation of any government, governmental body, agency or authority (federal, state, municipal, foreign or local) applicable to Seller (including, without limitation, those concerned with environmental or occupational safety standards).

        7.8    Contracts.    Schedule 7.8 contains a complete list of (i) all equipment leases, and contracts pursuant to which services are supplied to CFES that involve the performance or services or the payment in amounts or value in excess of $10,000 and (ii) all the Selling Members' currently active client engagements, together with a list of billings as the Effective Date (the "Contracts"). The Contracts to which Seller is a party and the agreements pursuant to which the Selling Members are performing services are valid, binding and enforceable by each such party in accordance with their respective terms and are in full force and effect. Each of Seller and the Selling Members has complied in all material respects with all such Contracts and is not in default under any of such Contracts. Neither Seller nor, to the actual knowledge of Seller or the Selling Members, any other party is in default in the observance or the performance of any Material term or obligation to be performed by it under any such Contract listed in said Schedule 7.8.

        7.9    Litigation.    There is no litigation, proceeding (arbitral or otherwise), claim or investigation of any nature pending or, to Seller's or the Selling Members' actual knowledge, threatened against the Purchased Assets, except for any litigation, proceeding, claim or investigation that would not be Material. There are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding relating to the Purchased Assets.

        7.10    Intellectual Property.    Except for the Wage and Disparate Impact Auditor Software that will be the subject of a separate license agreement in accordance with Section 9.7, neither Seller nor the Selling Members owns or has any rights to any other Intellectual Property.

        7.11    Compliance with Laws.    Except as disclosed on any Schedule hereto, the use of the Purchased Assets and the performance by the Selling Members of their business has complied with and is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to the Purchased Assets, except where the failure to comply would not be Material.

        7.12    Employee Benefit Plans.    Schedule 7.12 contains a true and complete list of all Employee Benefit Plans maintained by CFES as of the Effective Date. Except as disclosed on any Schedule hereto, the Employee Benefit Plans maintained by CFES have at all times complied in all Material respects with all applicable laws relating to labor and employee benefits including, without limitation, all applicable provisions of ERISA and the Code, any laws relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and other costs and expenses applicable thereto.

        7.13    Taxes.    There are no Tax liens on any of the Purchased Assets. As of the Effective Date, all reports and Tax returns required to be filed by CFES or by Seller have been filed and all Taxes and other charges due or claimed to be due by any Governmental Body have been paid, except where the failure to file or pay Taxes would not be Material. CFES has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or creditor. No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no transfer Taxes, real estate transfer Taxes or similar Taxes will be imposed upon the transfer and sale of the Purchased Assets pursuant to this Agreement. The Seller has not at any time during the Seller's existence owned any subsidiaries.

        7.14    Insurance.    Schedule 7.14 contains an accurate and complete description of all material policies of fire, liability, workmen's compensation, directors and officers, errors and omissions and other forms of insurance owned or held by CFES. All such policies are in full force and effect. Seller shall cause CFES, for a period of not less than one (1) year from the Closing Date, to continue CFES' current errors and omissions insurance policy or policies (or a substantially comparable policy or policies), or, if such insurance coverage is not available, the best available coverage.

        7.15    No Finder.    Except as set forth on Schedule 7.15, neither Seller, nor any Person acting on its behalf has paid or become obligated to pay, any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

        7.16    Business Relations.    Seller has not received any notice of any client, supplier or vendor engaged in doing business with Seller will cease to do business (other than due to completion of engagements or assignments commenced prior to the Closing Date) with Purchaser after the consummation of the transactions contemplated hereby in the same manner and at the same levels as previously conducted with Seller except for any reductions which, individually or in the aggregate, would not be Material.

        7.17    Warranty; Nonbillable Work.    All services rendered by the Selling Members have been in Material conformity with all applicable contractual commitments and all warranties, and there is no Liability or for damages in connection therewith, subject to the reserve for client claims as set forth on the Financial Statements. No Selling Member is obligated to perform nonbillable client service work (under the terms of any client agreement or necessary in order to maintain any client relationship), in order to correct work previously performed that was incorrect or deficient, to complete work in excess of the fixed rate limit with respect to a particular project or otherwise, other than reasonable and customary efforts to maintain client satisfaction consistent with the size and scope of a particular project and consistent with maintaining the profitability of such project. Except as set forth on Schedule 7.9, neither Seller nor any Selling Member is a party to any fixed fee or capped price contracts or engagement arrangements involving work which if billed at a Selling Member's normal hourly rates would exceed $10,000 in annual revenues, nor does Seller or any Selling Member have any outstanding offers, bids or proposals to perform any services on a fixed fee or capped basis exceeding such amount.

        7.18    Consents.    With the exception of the consent of the landlord under the Leases and the consents to be delivered by Seller under Section 6.2.8 or as disclosed on Schedule 7.18, the execution, delivery and performance of this Agreement, the Service Agreement and all ancillary agreements, documents, instruments and schedules executed in connection herewith by Seller and the Selling Members do not require the consent, approval authorization or act of, or the making by the Seller or the Selling Members of any declaration, filing or registration with, any Governmental Body or any other Person which has not been obtained or made as of the Closing Date.

        7.19    Schedules.    Any information set forth in or attached to any Schedule delivered or required to be delivered pursuant to this Agreement shall be deemed to constitute disclosure for any other Schedule delivered or to be delivered pursuant to this Agreement.

        7.20    Accuracy of Disclosure.    No representation or warranty made by either the Seller or the Selling Members in this Agreement or the exhibits and schedules hereto, and no exhibit or schedule delivered to Purchaser at Closing contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.

        7.21    No Other Warranties or Representations; CFES Information.    SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 7, NEITHER SELLER NOR THE SELLING MEMBERS MAKES ANY WARRANTY THAT ANY OF THE PURCHASED ASSETS ARE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE NOR IS THERE ANY OTHER WARRANTY WITH RESPECT THERETO, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT WITH RESPECT TO SUCH PURCHASED ASSETS.

        LECG HEREBY ACKNOWLEDGES THAT THE SELLING MEMBERS HAVE SEPARATED FROM CFES AND THAT BLDS IS NOT AFFILIATED WITH CFES. INFORMATION CONTAINED HEREIN WITH RESPECT TO CFES WAS PROVIDED BY BLDS AND THE SELLING MEMBERS AT THE REQUEST OF LECG.

8.    Representations of Purchaser and Parent.

        Purchaser and Parent jointly and severally represent and warrant to Seller and the Selling Members as of the Closing Date as follows:

        8.1    Organization and Authority.    Each of Purchaser and Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and each has all requisite power and authority to own its properties, to carry on its respective businesses as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and written obligations entered into or undertaken in connection with the transaction contemplated hereby constitute the valid and legally binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by the Enforceability Limitations.

        8.2    Authorization of Agreement.    The execution and delivery of this Agreement by Purchaser and Parent and the consummation by Purchaser and Parent of all obligations contemplated hereby have been duly authorized by all requisite limited liability company action.

        8.3    Litigation; Compliance with Law.    There is no litigation, proceeding (arbitral or otherwise), claim or investigation of any nature, pending, or to Purchaser's or Parent's actual knowledge, threatened, against Purchaser or Parent, except for any litigation, claim or investigation that would not be Material.

9.    Additional Covenants.

        9.1    Access to Properties and Records.    For a period of three (3) years from and after the Closing Date, Seller and the Selling Members shall afford to the officers, employees, attorneys, accountants and other authorized representatives of Purchaser ("Purchaser Representatives"), provided, that, no access shall be provided to any Purchaser Representative unless such Purchaser Representative agrees in writing to comply with the confidentiality provisions set forth in Section 9.2, free and full access upon reasonable notice and during normal business hours to all offices, properties, employees, books and records of Seller ("Seller's Properties and Records") so that Purchaser may have reasonable opportunity to make such investigation as it shall desire to make of the Purchased Assets and the affairs of Seller and for the purpose of preparing financial statements, tax returns and other proper corporate activities. Purchaser shall be permitted to make abstracts from, or copies of, such books and records; Seller shall furnish to Purchaser such financial and operating data and other information relating to the Purchased Assets as Purchaser shall reasonably request. Purchaser's and the Purchaser's Representatives access to the Seller's Properties and Records is subject to the confidentiality obligations of Purchaser and Purchaser's Representatives under Section 9.2 hereof.

        9.2    Confidentiality.    Both before and after the Closing, each of the parties hereto agrees that it will treat in confidence this Agreement and all documents, materials and other information which it may have obtained regarding the other party during the course of the negotiations leading to the preparation of this Agreement and other related documents. If a party (the "Recipient") is requested or required (by deposition questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose the confidential information of another party (the "Protected Party"), the Recipient must provide the Protected Party with prompt notice of such request(s) so the Protected Party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the confidentiality provisions of this Agreement. (The preceding sentence will not apply to public disclosures by a Recipient which the Recipient believes upon the advice of counsel to be required by federal securities laws or any listing or trading agreement concerning the Recipient's publicly-traded securities.) In the event that such protective order or other remedy is not obtained, or the Protected Party grants a waiver hereunder, the Recipient may furnish that portion (and only that portion) of the confidential information which it is legally compelled to disclose and must exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any confidential information so furnished. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of improper disclosure by such party or its agents, or (iii) such party reasonably deems disclosure to be necessary to obtain any of the consents or approvals contemplated hereby. The covenants set forth in this Section 9.2 will survive the Closing.

        9.3    Taxes.

          9.3.1 Seller will be solely liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets, in each case attributable to period (or portions thereof) ending on or prior to the Effective Date, including all income or franchise Taxes of Seller arising in connection with the consummation of the transactions contemplated by this Agreement. Purchaser will be liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets, in each case attributable to periods (or portions thereof) beginning after the Effective Date. For purposes of this Section 9.3.1, any period beginning before and ending after the Effective Date will be treated as two partial periods, one ending on the Effective Date and the other beginning after the Effective Date except that Taxes (such as property Taxes) imposed on a periodic basis will be allocated on a daily basis.

          9.3.2 Notwithstanding Section 9.3.1, any sales Tax, use Tax or similar Tax attributable to the sale or transfer of the Purchased Assets will be paid by Seller. Purchaser agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) or make a report with respect to such Taxes.

          9.3.3 Seller or Purchaser, as the case may be, will provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of another party in accordance with the terms of this Section 9.3.3. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax will give notice to the other parties of the Tax payable and the portion which is the Liability of each party, although failure to do so will not relieve the other party from its Liability hereunder.

        9.4    Further Assurances.

          9.4.1 From and after the Closing Date, Seller and each Selling Member shall take all such steps as may be necessary to put Purchaser in actual possession and operating control of the Purchased Assets, and Seller and the Selling Members agree that at any time or from time to time (without further cost or expense to Purchaser) after the Closing Date, upon the request of Purchaser, Seller and the Selling Members will execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other action as may be reasonably required to vest in Purchaser good and marketable title to any of the Purchased Assets.

          9.4.2 To the extent Seller or any Selling Member receives any funds or other assets that are part of the Purchased Assets (the "Purchaser Funds") after the Closing Date, Seller will, as soon as practicable, either deliver such Purchaser Funds to Purchaser or remit an amount of money to Purchaser equal to the amount of such Purchaser Funds, and will take all steps necessary to vest title to such funds and assets in Purchaser. Seller hereby designates Purchaser as its true and lawful attorney-in-fact, with full power of substitution, to execute or endorse for the benefit of Purchaser any checks, notes or other documents received by Seller in connection with the Purchaser Funds. Seller hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence is coupled with an interest, and further agrees to execute and deliver to Purchaser from time to time any documents or instruments reasonably requested by Purchaser to evidence such power of attorney.

          9.4.3 To the extent Purchaser receives any funds or other assets that are Excluded Assets (the "Seller Funds") after the Closing Date, Purchaser will, as soon as practicable, deliver such Seller Funds to Seller and will take all steps necessary to vest title to such funds and assets in Seller. Purchaser hereby designates Seller as its true and lawful attorney-in-fact, with full power of substitution, to execute or endorse for the benefit of Seller any checks, notes or other documents received by Purchaser in connection with the Seller Funds. Purchaser hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence is coupled with an interest, and further agrees to execute and deliver to Seller from time to time any documents or instruments reasonably requested by Seller to evidence such power of attorney.

          9.4.4 At any time or from time to time after the Closing, each party hereunder shall, at the request of the other, execute and deliver any further instruments or documents and take all such further action as any party may reasonably request in order to carry out the transactions contemplated hereby.

          9.4.5 Seller shall promptly deliver to Purchaser any mail or communications relating to the Purchased Assets and Assumed Liabilities.

          9.4.6 Purchaser shall promptly deliver to Seller any mail or communications relating to Excluded Assets and Excluded Liabilities.

          9.4.7 From and after the Closing, Seller and the Selling Members agree to use reasonable, good faith efforts to ensure that all clients of Seller or the Selling Members who agree to become clients of Purchaser execute an engagement agreement with Purchaser in a form satisfactory to Purchaser.

        9.5    Retained Information.    After the Closing, to the extent not prohibited by law or restricted by applicable ethical rules, Purchaser shall make available to Seller any records related to the Purchased Assets prior to the Closing which are transferred to Purchaser at the Closing (the "Transferred Business Records") for inspection and copying to the extent Seller requires access to such records in response to tax audits or other reasonable business necessity as reasonably determined by Seller. Seller's access to the Transferred Business Records is subject to the confidentiality obligations of Seller under Section 9.2 hereof. After the Closing, Seller, to the extent not prohibited by law or restricted by applicable ethical rules, shall make available to Purchaser any business records related to the Purchased Assets prior to the Closing which are not transferred to Purchaser at the Closing (the "Retained Business Records") for inspection and copying to the extent Purchaser requires access to such records for reasonable business necessity. Purchaser's access to Retained Business Records is subject to the confidentiality obligations of Purchaser under Section 9.2 hereof.

        9.6    Separation from CFES.    Purchaser acknowledges that Dr. Jerome M. Staller, a CFES shareholder not party to this Agreement or the Service Agreement, will, from and after the Closing Date, continue his consulting practice with CFES separate and distinct from each of the Selling Members (as each Selling Member becomes an employee of Purchaser) and Purchaser. On or before the Closing Date, Seller and the Selling Members must enter into an agreement with CFES and Dr. Staller on terms mutually agreeable to the parties, and Purchaser will cooperate with Seller and the Selling Members in reaching such agreement with CFES and Dr. Staller. The separation agreement with Dr. Staller may include terms requiring Purchaser to furnish Dr. Staller with (i) some portion of Purchaser's office space and shared business services, such as copying and faxing, without reimbursement to Purchaser, for a limited period not to exceed ninety (90) days following the Closing Date (subject to the last sentence hereof); and (ii) fifty percent (50%) of Dr. Staller's relocation expenses including, without limitation, computer and telephone wiring. Notwithstanding the foregoing, Purchaser's total economic assistance under the separation agreement cannot exceed $25,000 and Purchaser will be entitled to a credit against such economic assistance obligation equal to $8,000 for each thirty (30) day period during which Dr. Staller continues to use Purchaser's office space beyond the 90th day from the Closing Date.

        9.7    Software License Agreement.    Within fourteen (14) days after the Closing Date, Purchaser, Seller and the Selling Members will enter into a Software License Agreement relating to the Wage and Disparate Impact Auditor Software on terms mutually agreeable to the Purchaser, Seller and the Selling Members.

10.    Conditions Precedent To Obligations Of Purchaser.

        The obligations of Purchaser under this Agreement are subject to the fulfillment in all respects of the following conditions precedent on or before the Closing Date, each of which may be waived in writing at the sole discretion of Purchaser. Seller must deliver a certificate executed by the Selling Members certifying the satisfaction in all respects of the conditions precedent set forth in this Section 10. If any of the conditions precedent to the obligations of Purchaser are not satisfied or waived on the Closing Date, Purchaser will have the right to elect not to proceed with the Closing and the parties will have no further rights or obligations under this Agreement, the Service Agreement or otherwise.

        10.1    Continued Truth of Representations and Warranties; No Breach.    Each of the representations and warranties of Seller and the Selling Members in this Agreement shall be true and correct in all Material respects on and as of the Closing Date, and Seller shall have performed and complied with all of the terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, including making the deliveries required under Section 6.2 hereof.

        10.2    Due Authorization.    The Board of Directors of Parent, acting on its own behalf and as the sole member and manager of Purchaser, will have approved the transactions contemplated by this Agreement.

        10.3    Absence of Litigation.    No action or proceeding shall have been instituted or threatened by any public authority prior to the Closing Date before a court or governmental body or agency of any kind for the stated purpose or with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated herein or to recover damages by reason thereof. No action or proceeding shall have been instituted by any private person prior to the Closing Date before a court or governmental body or agency of any kind with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

        10.4    Resolution of Conflict Issues.    Purchaser, on the one hand, and Seller, on the other hand, will have (i) resolved, to the satisfaction of each of them, any current conflicts of interest arising from or related to the transactions contemplated by this Agreement, and (ii) reached an agreement, satisfactory to each of them, on the method of resolving conflicts of interest that may arise in the future as a result of the transactions contemplated by this Agreement.

        10.5    Purchase of Selling Members' Personal Goodwill.    Purchaser will have entered into the Service Agreement on terms mutually agreeable to the respective parties regarding the purchase by Purchaser of the CFES' Shareholders' Personal Goodwill, and the employment of the Selling Members by Purchaser.

        10.6    Transfer of Employees.    Substantially all of the employees identified on Schedule 5 will have accepted employment with Purchaser and entered into such employment agreements, offer letters or other contractual conditions of employment as may be reasonably requested by Purchaser in order to become Hired Employees.

        10.7    Necessary Governmental Approvals.    The parties will have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby and which are required to be obtained prior to the Closing by applicable law.

        10.8    Landlord Consents.    The landlords under the Leases will have consented to the assignment of those Leases to Purchaser.

        10.9    No Material Adverse Change.    There will have been no Material adverse change in the Purchased Assets, the operations of Seller or the conduct of the business of the Selling Members from the Interim Financial Statement Date through and including the Closing Date.

        10.10    Lender Approvals.    Purchaser and Parent will have received the prior written consent of U. S. Bank National Association on behalf of itself and Purchaser's other lenders, to the transactions contemplated by this Agreement.

        10.11    Separation Agreement with CFES.    CFES will have entered into an agreement with the Selling Members to distribute certain assets of CFES to the Selling Members and Dr. Staller and the Selling Members will also have entered into an agreement consistent with the provisions of Section 9.6 hereof.

11.    Conditions To Obligations Of Seller.

        The obligations of Seller and the Selling Members under this Agreement are subject to the fulfillment in all material respects of the following conditions precedent as of the Closing Date, each of which may be waived in writing at the discretion of the Seller. If any of the conditions precedent to the obligations of Purchaser are not satisfied or waived on the Closing Date, Seller will have the right to elect not to proceed with the Closing and the parties will have no further rights or obligations under this Agreement, the Service Agreement or otherwise.

        11.1    Continued Truth of Representations and Warranties.    The representations and warranties made by Purchaser in this Agreement shall be true in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Seller and except for representations and warranties that are qualified as to materiality, which shall be true and correct in all aspects, and Purchaser shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, including making the deliveries required under Section 7.3 hereof.

        11.2    Absence of Litigation.    No action or proceeding shall have been instituted or threatened by any public authority prior to the Closing Date before a court or governmental body or agency of any kind for the stated purpose or with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated herein or to recover damages by reason thereof. No action or proceeding shall have been instituted by any private person prior to the Closing Date before a court or governmental body or agency of any kind with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

        11.3    Resolution of Conflict Issues.    Purchaser, on the one hand, and Seller, on the other hand, will have (i) resolved, to the satisfaction of each of them, any current conflicts of interest arising from or related to the transactions contemplated by this Agreement, and (ii) reached an agreement, satisfactory to each of them, on the method of resolving conflicts of interest that may arise in the future as a result of the transactions contemplated by this Agreement.

        11.4    Purchase of Selling Members' Personal Goodwill.    Purchaser will have entered into the Service Agreement on terms mutually agreeable to the respective parties regarding the purchase by Purchaser of the CFES' Shareholders' Personal Goodwill, and the employment of the Selling Members by Purchaser.

        11.5    Necessary Governmental Approvals.    The parties will have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby and which are required to be obtained prior to the Closing by applicable law.

12.    Representations And Warranties: Statute of Limitations on Claims.

        All claims and causes of action related to the representations and warranties of the parties contained herein shall survive the consummation of the transactions contemplated hereby until the second anniversary of the Closing Date. Notwithstanding the foregoing, the limitation period for the survival of claims with respect to representations and warranties set forth in this Section 12 will not apply to any claims regarding a fraudulent representation or warranty.

13.    Indemnification.

        13.1    Indemnification by Seller.    Subject to the limitations set forth in Section 13.3, from and after the Closing, Seller and the Selling Members, jointly and severally, agree to indemnify, defend and hold harmless each of the Purchaser, Parent and any of their respective members, officers, directors, employees, agents, affiliates, successors or assigns (each, a "Purchaser Party") from any loss, damage or expense (including reasonable attorneys' fees) which a Purchaser Party may incur, suffer or become liable for as a result of or in connection with (a) the breach of any representation or warranty of Seller or the Selling Members contained in this Agreement; (b) the breach of any agreement of Seller or the Selling Members contained in this Agreement; or (c) any assertion against a Purchaser Party of any claim or Liability relating to an Excluded Liability including, without limitation, the assertion against a Purchaser Party by any Person or Governmental Body of any obligation or Liability relating to the operation of the Purchased Assets or the conduct of the business of the Selling Members prior to the Effective Date including, without limitation, tax claims or liabilities. Purchaser, acting on behalf of a Purchaser Party, shall give Seller and the Selling Members prompt written notice of any claim, suit or demand which Purchaser believes will give rise to indemnification by Seller or the Selling Members under this section; provided, however, that, the failure to give such notice shall not affect the obligations of Seller or the Selling Members hereunder, unless such failure adversely affects any rights, remedies or privileges that would have been available to Seller or a Selling Member. Except as hereinafter provided and except where a conflict of interest between Seller and/or the Selling Members and the Purchaser Party suggests separate counsel is appropriate, Seller and/or the Selling Members shall have the right to defend and to direct the defense against any such claim, suit or demand, in its name or in the name of the Purchaser Party at Seller's and/or the Selling Members' expense and with outside counsel of Seller's and/or the Selling Members' own choosing. Each Purchaser Party shall, at Seller's and/or the Selling Members' expense, cooperate reasonably in the defense of any such claim, suit or demand. If Seller and/or the Selling Members, within reasonable time after notice of a claim, fails to defend a Purchaser Party, the Purchaser Party shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of Seller and/or the Selling Members subject to the right of Seller and/or the Selling Members to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve Liability for, or the amount of, money damages to be assessed against the Purchaser Party, provided neither Seller nor the Selling Members will, without the Purchaser Party's written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Purchaser Party a release from all Liability in respect of such claim.

        13.2    Indemnification by Purchaser.    Subject to the limitations set forth in Section 13.3, from and after the Closing, Parent and Purchaser, jointly and severally, agree to indemnify, defend and hold harmless Seller, the Selling Members, and each of their respective members, shareholders, officers, directors, employees, agents, affiliates, successors or assigns (each, a "Seller Party") from any loss, damage or expense (including reasonable attorneys' fees) which a Seller Party may incur, suffer or become liable for as a result of or in connection with (a) the inaccuracy or breach of any representation or warranty of Purchaser or Parent contained in this Agreement; (b) the breach of any agreement of Purchaser contained in this Agreement; or (c) any assertion against a Seller Party of any claim or Liability relating to the Assumed Liabilities or the operation of the Purchased Assets on or after the Effective Date, in both cases, including, without limitation, the assertion against a Seller Party by any Person or Governmental Body of any obligation or Liability relating to the Assumed Liabilities, or operation of the Purchased Assets on or after the Effective Date, including, without limitation, tax claims or Liabilities. Notwithstanding the foregoing, other than as set forth in Section 9.3, Purchaser will have no indemnification, defense or hold harmless obligation to any Selling Party with respect to the Liability of any Selling Party for Taxes as a result of the transactions contemplated by this Agreement or the Service Agreement. Seller, on behalf of each Seller Party, shall give Purchaser prompt written notice of any claim, suit or demand which it believes will give rise to indemnification by Purchaser under this paragraph; provided, however, that the failure to give such notice shall not affect the obligations of Purchaser hereunder unless such failure adversely affects any rights, remedies or privileges that would have been available to Purchaser. Except as hereinafter provided and except where a conflict of interest between a Seller Party and Purchaser, Purchaser shall have the right to defend and to direct the defense against any such claim, suit or demand, in its name or in the name of the Seller Party at Purchaser's expense and with counsel of Purchaser's own choosing. Each Seller Party shall, at Purchaser's expense, cooperate reasonably in the defense of any such claim, suit or demand. If Purchaser, within reasonable time after notice of a claim, fails to defend a Seller Party, the Seller Party shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of Purchaser subject to the right of Purchaser to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve Liability for, or the amount of, money damages to be assessed against the Seller Party, provided Purchaser will not, without the Seller Party's written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to a Seller Party a release from all Liability in respect of such claim.

        13.3    No party seeking indemnification under this Agreement (the "Indemnified Party") shall make any claim for indemnification against the other party (an "Indemnifying Party") unless and until the aggregate amount of all such claims against such Indemnifying Party exceeds $25,000 (the "Threshold Amount") whereupon the Indemnified Party may claim indemnification for the full amount of such claims, or any portion thereof; provided, however, that neither party may recover in the aggregate an amount greater than the Purchase Price from the other party pursuant to this Section 13.3.

        14.    Expenses.    Except as may otherwise be expressly provided herein, each party to this Agreement shall pay their own expenses in connection with this Agreement and the transactions contemplated hereby, including taxes, recording fees and attorneys' or accountants' fees.

        15.    Notices.    Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or transmitted by telecopy with confirmation copy sent by first class mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice in accordance with this Section 15:

        In the case of Purchaser, to:

        LECG, LLC
        2000 Powell Street, Suite 600
        Emeryville, California 94608
        Attention: Chief Financial Officer
        Fax: (510) 653-9898

        In the case of Parent, to:

        LECG Holding Company, LLC
        2000 Powell Street, Suite 600
        Emeryville, California 94608
        Attention: Chief Financial Officer
        Fax: (510) 653-9898

        with copies of notices to Purchaser or Parent to:

        Marvin A. Tenenbaum, Esq.
        General Counsel
        LECG, LLC
        33 West Monroe Street, Suite 1850
        Chicago, IL 60603
        Fax: (312) 267-8220

        In the case of Seller or the Selling Members, to:

        Dr. Samuel J. Kursh
        BLDS, LLC
        1608 Walnut Street, Suite 1200
        Philadelphia, PA 19103

        with a copy to:

        Joseph E. Ronan, Jr.
        Morgan, Lewis & Bockius LLP
        1701 Market Street
        Philadelphia, PA 19103
        Fax: (215) 963-5001

        16.    Successors.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign its rights or obligations hereunder (directly or indirectly or as a matter of law) without the prior written consent of all of the other parties.

        17.    Article and Section Headings.    The Article and section headings used in this Agreement are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

        18.    Governing Law; Consent To Service.    This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed therein (without giving effect to the conflict of law provisions of such jurisdiction). The parties agree that service of process of notice in any such action, suit or proceeding shall be effective if in writing and sent by certified or registered mail, return receipt requested, postage prepaid, as provided in Section 15 hereof.

        19.    Entire Agreement.    This Agreement, including all Schedules and Exhibits hereto, and all agreements to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations between the parties including, without limitation, that certain letter of intent dated July 15, 2003, and cannot be amended, supplemented or changed orally, but only be so modified by an agreement in writing which makes specific reference to this Agreement or the appreciable agreement delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

        20.    Counterparts.    This Agreement may be signed in two or more counterparts, each signed by one or more of the parties hereto so long as each party shall sign at least one counterpart of this Agreement, all of which taken together shall constitute one and the same instrument.

[signatures appear on next page]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

LECG, LLC A California limited liability company			LECG HOLDING COMPANY, LLC A California limited liability company
By:	LECG Holding Company, LLC		By:	/s/ ILLEGIBLE
Its:	Sole Member and Manager		Its:	President
	By:	/s/ ILLEGIBLE
Its:
BLDS, LLC A Delaware limited liability company
			By:	/s/ SAMUEL J. KURSH
			Its:	President
/s/ BERNARD R. SISKIN Dr. Bernard R. Siskin
/s/ LEONARD A. CUPINGOOD Dr. Leonard A. Cupingood
/s/ DAVID W. GRIFFIN Dr. David W. Griffin
/s/ SAMUEL J. KURSH Dr. Samuel J. Kursh

LIST OF EXHIBITS

1.  Exhibit A    Bill of Sale

2.  Exhibit B    Instrument of Assignment and Assumption

3.  Exhibit C    RESERVED

4.  Exhibit D    RESERVED

5.  Exhibit E    Director Service Agreement and Director Practice Purchase Agreement (filed as Exhibit 10.38 to the Registration Statement on Form S-1)

6.  Exhibit F    Financial Statements

EXHIBIT A

GENERAL ASSIGNMENT AND BILL OF SALE

1.             Sale and Transfer of Purchased Assets and Contract Rights.  For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and as contemplated by Section 6.2.2 of that certain Asset Purchase Agreement effective as of August 1, 2003 (the “Purchase Agreement”), to which LECG, LLC, a California limited liability company (the “Purchaser”), LECG Holding Company, LLC, a California limited liability company (“Parent”), BLDS, LLC, a Delaware limited liability company (“Seller”), Dr. Bernard R. Siskin, Dr. Leonard A. Cupingood, Dr. David W. Griffin and Mr. Samuel J. Kursh (each a “Selling Member” and collectively the “Selling Members”), are parties, Seller hereby sells, transfers, assigns, conveys, grants and delivers to the Purchaser and its successors and assigns, effective as of 11:59 p.m. Eastern time on August 1, 2003 (the “Effective Time”), all of Seller’s right, title and interest in and to all of the Purchased Assets (as defined in the Purchase Agreement).

2.             Further Actions.  To the extent set forth in the Purchase Agreement, Seller covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Purchased Assets hereby made against all Persons whomsoever, to take all steps reasonably necessary to establish the record of the Purchaser’s title to the Purchased Assets and, at the request of the Purchaser, to execute and deliver further instruments of transfer and assignment and take such other action as the Purchaser may reasonably request to more effectively transfer and assign to and vest in the Purchaser each of the Purchased Assets, all at the sole cost and expense of Seller.

3.             Power of Attorney.  Without limiting Section 2 hereof, Seller hereby constitutes and appoints the Purchaser the true and lawful agent and attorney in fact of Seller, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Seller but on behalf and for the benefit of the Purchaser and its successors and assigns, from time to time:

(a)           to demand, receive and collect any and all of the Purchased Assets and to give receipts and releases for and with respect to the same, or any part thereof;

(b)           to institute and prosecute, in the name of Seller or otherwise, any and all proceedings at law, in equity or otherwise, that the Purchaser or its successors and assigns may deem proper in order to collect or reduce to possession any of the Purchased Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

(c)           to do all things legally permissible, required or reasonably deemed by the Purchaser to be required to recover and collect the Purchased Assets and to use Seller’ name in such manner as the Purchaser may reasonably deem necessary for the collection and recovery of same,

Seller hereby declares that the foregoing powers are coupled with an interest and are and will be irrevocable by Seller.

4.             Terms of the Purchase Agreement.  The terms of the Purchase Agreement, including but not limited to the representations, warranties, covenants, agreements and indemnities of and by Seller and/or the Selling Members, as applicable, relating to the Purchased Assets, are incorporated herein by this reference.  Seller and the Selling Members acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement will not be superseded hereby but will remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement will govern.

IN WITNESS WHEREOF, Seller and the Selling Members have executed this General Assignment and Bill of Sale effective as of August 1, 2003.

BLDS, LLC, a Delaware limited liability company

By:	/s/ Samuel J. Kursh

Its:	Pres

/s/ Bernard R. Siskin
Dr. Bernard R. Siskin

/s/ Leonard A. Cupingood
Dr. Leonard A. Cupingood

/s/ David W. Griffin
Dr. David W. Griffin

/s/ Samuel J. Kursh
Dr. Samuel J. Kursh

EXHIBIT B

INSTRUMENT OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is entered into effective as of August 1, 2003 by and among LECG, LLC, a California limited liability company (the “Assignee”), BLDS, LLC, a Delaware limited liability company (“Assignor”) and Dr. Bernard R. Siskin, Dr. Leonard A. Cupingood, Dr. David W. Griffin and Mr. Samuel J. Kursh (each a “Selling Member” and collectively the “Selling Members”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement effective as of August 1, 2003 (the “Purchase Agreement”), in accordance with which Assignee has agreed to purchase from Assignor the Purchased Assets (as defined in the Purchase Agreement); and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignor, as set forth herein, and this Assignment and Assumption is contemplated by Section 6.2.3 of the Purchase Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.             Capitalized Terms.  Capitalized terms used but not defined herein will have the meanings for such terms that are set forth in the Purchase Agreement.

2.             Assignment and Assumption.  Effective as of 11:59 p.m. Eastern time on August 1, 2003  (the “Effective Time”), Assignor hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Assignee all of Assignor’s right, title, benefit, privileges and interest in and to, and all of Assignor’s burdens, obligations and liabilities in connection with, each of the Assumed Liabilities.  Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Assignor to be observed, performed, paid or discharged from and after the Closing, in connection with the Assumed Liabilities.  Assignee assumes no Excluded Liabilities, and the parties hereto agree that all such Excluded Liabilities will remain the sole responsibility of Assignor.

3.             Terms of the Purchase Agreement.  The terms of the Purchase Agreement, including but not limited to the representations, warranties, covenants, agreements and indemnities of and by Assignor and/or the Selling Members, as applicable, relating to the Purchased Assets, are incorporated herein by this reference.  Assignor and the Selling Members acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement will not be superseded hereby but will remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement will govern.

4.             Further Actions.  Each of the Assignee and Assignor covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

ASSIGNOR:		ASSIGNEE:

BLDS, LLC		LECG, LLC,
a Delaware limited liability company		a California limited liability company

By:	/s/ Samual J. Kursh	By:	LECG Holding Company, LLC,
Its:	Pres		a California limited liability company
		Its:	Sole Member and Manager

		By:	/s/ David P. Kaplan
		Its:	President

SELLING MEMBERS:

/s/ Bernard R. Siskin
Dr. Bernard R. Siskin

/s/ Leonard A. Cupingood
Dr. Leonard A. Cupingood

/s/ David W. Griffith
Dr. David W. Griffith

/s/ Samuel J. Kursh
Dr. Samuel J. Kursh

EXHIBIT C

[RESERVED]

EXHIBIT D

[RESERVED]

EXHIBIT E

DIRECTOR SERVICE AGREEMENT

DIRECTOR SERVICE AGREEMENT

This Director Service Agreement (the “Agreement”) is made effective as of August 1, 2003 by and between LECG, LLC, a California limited liability company (“LECG”), Dr. Bernard R. Siskin, Dr. Leonard A. Cupingood, Dr. David W. Griffin and Dr. Samuel J. Kursh (each a “BLDS Director” and collectively the “BLDS Directors”).

RECITALS

A.            LECG, LECG Holding Company, LLC (“Parent”), BLDS, LLC, and the BLDS Directors are parties to that certain Asset Purchase Agreement dated as of the date hereof pursuant to which LECG will purchase certain of the operating assets of CFES (the “Asset Purchase Agreement”).  Terms not otherwise defined herein will have the meanings given in the Asset Purchase Agreement.

B.            In connection with the purchase of certain of the operating assets of [Seller], and as a condition precedent thereto, LECG will also purchase from each BLDS Director the goodwill associated with the personal and business relationships developed by each BLDS Director as a result of the skill, ability, integrity, reputation and personal characteristics of each BLDS Director pursuant to that certain Director Practice Purchase Agreement entered into as of the date hereof by and among LECG, Parent and the BLDS Directors (the “Director Practice Purchase Agreement”).

C.            In connection with the Asset Purchase Agreement and the Director Practice Purchase Agreement, LECG also desires to retain the services of the BLDS Directors as employees of LECG on the terms and conditions set forth herein.

D.            Entering into this Agreement is a condition precedent to the closing of the Asset Purchase Agreement and LECG is proceeding with the transactions described in the Asset Purchase Agreement in reliance on the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Asset Purchase Agreement and the Director Practice Purchase Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.             Exclusive Employment with LECG

1.1          As of the date hereof, the BLDS Directors will become Directors of LECG.  The BLDS Directors, subject to the approval of LECG, will choose one BLDS Director to serve as a “Managing Director.”  The Managing Director will, in coordination with the Chairman and President of LECG, assist in managing the overall professional development of the BLDS Directors, including recruiting of new professional talent, client acquisition and business strategy, and will make certain compensation decisions

1

with respect to the BLDS Directors, subject to the approval of LECG, as further described in Section 2.2.

1.2          Except for services performed prior to the effective date of this Agreement by the BLDS Directors for the Center for Forensic Economic Studies, Ltd. (“CFES”), as Directors of LECG, each BLDS Director agrees to perform and bill all of his professional consulting and advisory activities exclusively through LECG for so long as he is employed by LECG; provided, however, that the exclusive billing obligation will include billings on projects completed by LECG experts or staff after such employment is terminated.  Each BLDS Director will endeavor to develop his own expertise and professional practice in association with LECG.  Further, it is the parties’ mutual expectation that, to the extent such expertise is available within LECG, each BLDS Director will use reasonable efforts on any engagements entered into with any person or entity, private or governmental, to utilize the services of LECG’s staff to assist on such engagements.  Where commercially appropriate for engagements or groups of engagements, this requirement may be waived by LECG’s President.  Each BLDS Director will work out of the LECG office in Philadelphia, PA and Wilmington, DE, and LECG will make available to each BLDS Director the support staff located there.  BLDS Directors should ask the Managing Director for support staff to be assigned to engagements.  If a BLDS Director needs the assistance of LECG support staff located at another LECG office, he may contact the Office Director for that office or the President of LECG.  To the extent that the staff resources of LECG required for a particular project are not available, the BLDS Director and LECG will work together to locate the support staff needed from sources other than LECG.  Prior to accepting a new engagement, each BLDS Director must comply with both LECG’s standard contracting policy, a copy of which is attached, and any special provisions contained herein.

2.             Compensation

2.1          In General. As Directors of LECG, each BLDS Director will generate as earnings “Director Earnings” which will consist of up to three (3) elements (with the understanding that no payment is guaranteed under any element): “Fee Pass-Through Earnings,” “Project Origination Earnings,” and “Computer Charge Earnings” (as such terms are defined herein) and from which LECG will deduct the Bonus Pool Hold Back, business development costs, administrative support costs in excess of the support cost allowance and amounts billed to clients, and the cost of employee benefits each BLDS Director elects to receive (on the terms and conditions set forth below).  The BLDS Directors agree to pool their Director Earnings and hereby authorize LECG to allocate the Director Earnings generated by each BLDS Director, less any amounts deducted or held back from such Director Earnings pursuant to this Agreement, to a group pool (the “Group Pool”).  The BLDS Directors will receive as compensation from LECG that portion of the Group Pool which the Managing Director directs LECG to distribute to each BLDS Director in accordance with Section 2.2 hereof.

2.2          Distributions from Group Pool.  The Managing Director will make all decisions regarding distributions of earnings from the Group Pool to individual BLDS Directors.  The Managing Director may employ any reasonable criteria he or she chooses

2

to make such decisions; provided, however, that any decision of the Managing Director regarding distributions of Group Pool earnings must be ratified in writing by LECG’s Chairman or President either of whom may, at his sole discretion, direct the Managing Director to reconsider his or her decision.  Distributions of Group Pool earnings as determined by the Managing Director and ratified by the appropriate LECG representative, will be made by LECG to each BLDS Director pursuant to LECG’s standard payroll schedule and policies.  The BLDS Directors, individually and collectively, agree to be bound by the decisions of the Managing Director regarding distributions of earnings from the Group Pool.

2.3          Billing Rate. The hourly billing rate for each BLDS Director will be agreed by the Managing Director and the President of LECG.  LECG understands that these hourly rates may change on a case-by-case basis, differ in different geographic markets, and be modified over time.  Each BLDS Director agrees, however, to seek approval of any changes or variations to his individual billing rate with the President or Chairman of LECG prior to implementing such changes.

2.4          Modifications.  LECG reserves the right to modify its policies on compensation matters, including, but not limited to, Director Earnings as circumstances may require in the future; provided, however, that such modifications will not be implemented in a discriminatory manner which treats the BLDS Directors less favorably than other directors of LECG.  LECG will advise the BLDS Directors of any such modifications prior to their implementation.

2.5          Fee Pass-Through Earnings

2.5.1        Each month, LECG will determine the Fee Pass-Through Earnings generated by each BLDS Director.  Fee Pass-Through Earnings will consist of the following:

(a)           For engagements brought to LECG through the BLDS Director’s exclusive efforts or jointly with other experts or staff in the firm, 80% of the BLDS Director’s billing rate for each hour billed to clients and collected by LECG;

(b)           For engagements brought to the BLDS Director by LECG experts, consultants or other affiliates where the BLDS Director will serve as the lead expert, 70% of the BLDS Director’s billing rate for each hour billed to clients and collected by LECG; provided, however, that if the “finder(s)” of the engagement, as an inducement to secure the BLDS Director’s participation, agrees to forego his or her Project Origination Compensation (as defined below) with respect to the BLDS Director’s billings, then the BLDS Director will receive 80% of his billing rate for each hour billed to clients and collected by LECG; and

(c)           For engagements the BLDS Director works on in a staff capacity, or any other capacity other than as the primary expert, which the BLDS Director does not bring to LECG through his efforts, 60% of the BLDS Director’s individual billing rate for each hour billed to clients and collected by LECG.

3

2.5.2        For purposes of this Agreement, a BLDS Director serves as an “expert” in connection with an engagement, when the BLDS Director:

(a)           Testifies as an expert in court or in a deposition;

(b)           Issues a report under the BLDS Director’s name to a court or to a client;

(c)           Is the principal author of a particular work product; or

(d)           Is the lead consultant on the engagement.

2.5.3        LECG will apply its standard policies for Directors concerning write-downs, bad debts and collections.  Copies of LECG’s current Write-down and Bad Debts Policies are attached hereto as Exhibit A.  LECG reserves the right to amend the Write-down and Bad Debts Policy from time to time provided, however, that such amendments will not be implemented in a discriminatory manner which treats the BLDS Directors less favorably than other directors of LECG.  LECG will advise the BLDS Directors of any such amendments.

2.5.4        The Fee Pass Through Earnings of each BLDS Director will be allocated by LECG to the Group Pool on the 15th day of the month immediately following the date on which the amounts due from clients for the services of the BLDS Director are collected by LECG.

2.6          Project Origination Earnings

2.6.1        Each BLDS Director will also generate, in accordance with LECG’s standard policy, Project Origination Earnings.  Project Origination Earnings will consist of the following:

(a)           Fourteen percent (14%) of the total collected professional LECG staff billings on any engagements the BLDS Director originates, net of (i) all direct project expenses, (ii) the BLDS Director’s own professional fees (if any), and (iii) the fees of Directors, Principals and Affiliates of LECG working on the engagement.  For example, on an engagement originated by a BLDS Director in which $500,000 is collected by LECG and which includes (i) $50,000 in travel, telephone, copying and other expenses, (ii) $25,000 of the BLDS Director’s personal professional fees, and (iii) $25,000 of professional fees from another LECG director, the BLDS Director originating the engagement would generate Project Origination Earnings of $56,000 ($400,000 x .14).

(b)           For engagements in which the BLDS Director is the finder or co-finder of the engagement and a LECG  principal acts in any capacity other than the expert, finder or co-finder in connection with the engagement, 14% of that LECG principal’s total billings for the engagement which are collected by LECG.  For example, on an engagement originated by a BLDS Director in which a principal serves as a senior economist and receives 30% of his or her total billings of $100,000 (i.e., the principal

4

receives $30,000), the BLDS Director would generate $14,000 as Project Origination Earnings ($100,000 x ..14).

(c)           For engagements in which the BLDS Director is the finder or co-finder of the engagement but another LECG director or affiliate acts in any capacity in connection with the engagement and receives less than his or her highest fee pass through rate, up to a maximum of 10% of that LECG director’s or affiliate’s total billings for the engagement which are collected by LECG.  For example, on an engagement a BLDS Director originates in which another LECG Director serves as an expert who reduces his or her fee pass through rate from 80% to 70% of his or her total billings of $100,000 (i.e., the Director receives $70,000), the BLDS Director would generate $10,000 as Project Origination Earnings ($100,000 x .10).

2.6.2        For engagements originated by a BLDS Director in combination with other LECG personnel or affiliates, the origination fee percentage used to calculate each originating parties’ Project Origination Fees will be divided appropriately among the individuals involved.  BLDS Directors are encouraged to reach their own agreements regarding the apportioning of origination credit with other, LECG professional staff involved in originating an engagement.  The Chairman or President of LECG will resolve any disputes concerning the apportioning of origination credit.

2.6.3        Project Origination Earnings will not accrue on the billings of any co-finder for another co-finder.

2.6.4        The Project Origination Earnings of each BLDS Director will be allocated by LECG to the Group Pool in accordance with the following schedule:

(a)           For receipts in January, February and March, on April 15th;

(b)           For receipts in April and May, on June 15th;

(c)           For receipts in June, July and August, on September 15th; and

(d)           For receipts in September, October, November and December, on January 15th.

2.7          Computer Charge Earnings.  For engagements a BLDS Director originates, the BLDS Director will generate earnings in the amount of 10% of the net computer usage charges billed to clients for processing data which are collected by LECG.  Such net computer usage charges will be equal to the aggregate amount charged to BLDS clients reduced by the actual cost to LECG for the provision of such computer services.  All net computer usage charge earnings under this Section 2.7 will be allocated to the Group Pool concurrently with Fee Pass Through Earnings.

2.8          Monthly and Quarterly Accounting.  Within fifteen (15) days after the end of month, LECG will issue a report to each of the BLDS Directors that details the Fee Pass-Through Earnings and Computer Charge Earnings for the prior month.  Within

5

fifteen (15) days after the end of each fiscal quarter, LECG will issue a report to each of the BLDS Directors that details Project Origination Earnings.  (Each of these reports is hereinafter referred to as an “Earnings Accounting.”)  If the BLDS Directors disagree with an Earnings Accounting, then the Managing Director will issue a written statement to LECG’s Chief Financial Officer that describes the nature of the disagreement.  LECG’s Chief Financial Officer and the Managing Director will attempt, in good faith, to resolve the disagreement.  If the disagreement cannot be resolved to the reasonable satisfaction of LECG and the BLDS Directors within thirty (30) days from the date of the Earnings Accounting, then the Managing Director and LECG’s Chief Financial Officer will jointly designate an independent accountant to review the Earnings Accounting.  Such review must be completed within ten (10) business days and must be accomplished in a manner designed to avoid disruption of LECG’s accounting function.  The expenses of the independent accountant and the cost of the review of the Earnings Accounting will be paid by the BLDS Directors; provided, however, that if the independent accountant identifies a material adjustment to the Earnings Accounting in the favor of the BLDS Directors, then the expenses of the accountant and the cost of the review will be paid by LECG.

3.             Bonus Hold Back Pool.  Pursuant to LECG policy, which is subject to change from time to time, five (5%) percent of the Director Earnings generated by each BLDS Director will be held back by LECG in connection with the operation of LECG.  This 5% will be placed in a “Bonus Hold Back Pool.”  The Bonus Hold Back Pool deduction from each BLDS Director’s Earnings is subject to a maximum limit of $50,000 per year.   The Bonus Hold Back Pool may be used to pay discretionary bonuses to LECG staff (other than Principals and Directors), or defray other operational expenses of LECG.  Distributions from the Bonus Hold Back Pool are contingent upon (i) LECG staffs’ discretionary bonus pool being adequate to pay, based on LECG’s determination, competitive and fair bonuses to its staff, and (ii) LECG’s attainment of its profit goals. If the funds in the Bonus Hold Back Pool are not needed for these purposes the amounts withheld from each BLDS Director’s Earnings will be allocated to the Group Pool.  However, as there is no guarantee that these contingencies will materialize, there is no guarantee that each BLDS Director’s share of the Bonus Hold Back Pool will be allocated to the Group Pool.  Any amounts allocated to the Group Pool from the Bonus Hold Back Pool will be allocated within fifteen days of LECG’s Board of Director’s approval.  Notwithstanding the foregoing, LECG’s policy regarding the Bonus Hold Back Pool will not be changed in a manner that treats the BLDS Directors less favorably that LECG’s other directors.

4.             Employee Benefits

4.1          Participation.  BLDS Directors will be entitled to participate in standard LECG benefits afforded all employees.  Each of these benefits is subject to revision from time to time, with respect to the benefit level, or whether a particular benefit continues to be offered.  To the extent a BLDS Director elects to participate in these benefits, the BLDS Director would be subject to the same revisions and restrictions as other LECG employees.

6

4.2          Insurance.  BLDS Directors may elect to receive LECG group health insurance, vision, dental, and prescription coverage.  Additional dependent coverage can be purchased by BLDS Directors through the plan.  Currently a life and accidental death and dismemberment insurance policy and a long-term disability plan are mandatory for all employees.  Accordingly, these will be provided to the BLDS Directors and paid for by LECG for as long as such coverage remains mandatory.  Supplemental life insurance is also available at each BLDS Director’s own expense.  Health benefits coverage will begin on the first day of the first full month following the BLDS Director’s employment commencement date, provided the BLDS Director enrolls within 25 days of such hire date.  Delay in completing enrollment forms could delay entry into the plans until the next open enrollment period.  Open enrollment periods are held once per year.

4.3          Financial.  LECG also offers participation for employees in both a 401(k) Plan and a Section 125 Flexible Spending Plan.  LECG will use commercially reasonable efforts to transition funds held by CFES in healthcare reimbursement accounts to the appropriate LECG plan.

4.4          Payment for Benefits.  The cost of benefits, including FICA and Medicare taxes, will be deducted from each BLDS Director’s Director Earnings quarterly.

5.             Business Development.

As Directors of LECG, the BLDS Directors are expected to generate substantial business based on their reputations, contacts, prior affiliations and direct business development efforts.  To the extent BLDS Directors require the resources of LECG to assist with business development, LECG will provide such resources; however, the cost of such resources will be deducted from the BLDS Directors’ Director Earnings at least once per year, and may be deducted more frequently (e.g., quarterly), at LECG’s sole discretion.  In general, very limited corporate business development investment will be made in the BLDS Directors’ practice area.  However, LECG will consider making available up to $20,000 to the BLDS Directors to support a one-time joint marketing and public relations effort with respect to the transition of the BLDS Directors from CFES to LECG.  BLDS Directors should obtain the approval of the local office directors or their designees prior to asking LECG staff to perform business development work.  The costs of such staff’s services will be charged back to the applicable BLDS Director at 40% of the staff member’s billing rate as a proxy for cost.  Expenses such as travel and photocopying will also be charged to the BLDS Directors at cost.

6.             Administrative Support

6.1          Furniture and Equipment.  LECG will provide the BLDS Directors with office space and appropriate furniture and equipment.  LECG will provide its standard computer equipment which shall include either a desktop computer or laptop computer and docking station.  LECG will consider requests from a BLDS Director for additional furniture or equipment that exceed LECG standards, as long as the equipment is compatible with the existing infrastructure.  In the event such a request is approved, the

7

difference in cost between what LECG would provide ordinarily and the actual cost will be passed on to the BLDS Director that made the request.

6.2          Administrative Support.

6.2.1        LECG will provide administrative support for the BLDS Directors at LECG’s expense.  BLDS Directors will be responsible only for the cost of Executive Assistants to the extent such cost exceeds the billable value of all work such Executive Assistants perform.

6.2.2        At the request of a BLDS Director, LECG will hire an Executive Assistant for the BLDS Director at an agreed upon salary, or arrange shared administrative support among several LECG professionals.  In the former instance, any cash costs associated with such employment (including, but not limited to, benefits and severance payments) in excess of amounts billed and collected on cases in which the Executive Assistant might work, will be borne solely by the BLDS Director utilizing such services.  In the latter case, the BLDS Director will be billed for his pro rata share based on agreement in advance between LECG, the BLDS Director and the other party(s) sharing responsibility for the Executive Assistant.  Such amounts, if any, shall be calculated at the end of the year and deducted from the BLDS Directors Director Earnings over the next year on a quarterly schedule, as described more fully in LECG’s Executive Assistant Charge-Back Policy, attached hereto as Exhibit B.

7.             Confidentiality

7.1          Proprietary Information.  Each BLDS Director agrees that during and after his employment with LECG, all documents and information in whatever form (e.g., hard copy, microfilm, microfiche, computer and electronic files), prepared by him, or obtained from any client, any employee or any other affiliate or independent contractor of LECG in connection with the operations of LECG or the services provided under this Agreement (the “Proprietary Information”), are, and shall be kept, strictly confidential.  All Proprietary Information belonging to LECG and/or any of its clients shall remain the property of LECG or the client, respectively.  Upon the Termination Date, each BLDS Director will immediately discontinue use of Proprietary Information and will not remove any Proprietary Information from LECG’s offices or from any other place where the Proprietary Information is located unless the President of LECG has received a written request from a client for whom LECG has rendered consulting services that the client’s Proprietary Information, specifically identified, be transferred to such BLDS Director or any other person or entity.  Upon receipt of such a client request, LECG will release as soon as practicable the relevant client Proprietary Information as directed by the client.  BLDS Directors further agree that in the event their employment with LECG is terminated, each BLDS Director will assist LECG in obtaining payment of any outstanding balances owed to LECG by any clients requesting the transfer of its Proprietary Information.

7.2          Definition of “Client.”  For purposes of this Section 7, “client” means any person or entity who, at the time of the termination of a BLDS Director’s relationship

8

with LECG, (i) has LECG under retainer, (ii) has received a written proposal and is actively considering retaining or otherwise engaging LECG on a project or matter, or (iii) has LECG working on a matter or project without a formal retainer arrangement.  A “client” does not mean a person or entity (i) who has rejected a proposal from LECG to work on a particular matter or project, (ii) for whom LECG has refused to do work for, or (iii) with respect to whom LECG has a conflict of interest that precludes LECG from accepting a project for such person or entity.

8.             Term.

Each BLDS Director’s employment with LECG is based upon mutual consent and, accordingly, either the BLDS Director or LECG may terminate such employment and this Agreement at any time, with or without cause (the effective date of any such termination to be referred to as the “Termination Date”).  If a BLDS Director decides to terminate his employment with LECG, such BLDS Director will provide LECG with thirty (30) days prior written notice addressed to the Chairman of the Board of LECG Holding Company, LLC.  In the event a BLDS Director’s employment is terminated for any reason (i) the terminated BLDS Director agrees not to state on any marketing material or curriculum vitae that he is still an employee of LECG; and (ii) the BLDS Director will be paid all Director Earnings in accordance with this Agreement based on work done during his employment with LECG but collected after the employment terminates.

9.             Miscellaneous Provisions

9.1          Independence of Work.  BLDS Directors will be responsible for all services they provide to clients and all opinions and reports which the BLDS Directors issue will be theirs and not the opinions or reports of LECG.  Without limiting the foregoing, the BLDS Directors will be additional insureds under LECG’s insurance policies and will be entitled to indemnification by LECG to the fullest extent permitted by LECG’s governing documents and applicable law.

9.2          LECG Policies.  BLDS Directors agree that they will abide by all policies of LECG, as may be amended from time to time, relating to the performing of services on matters by LECG.  LECG reserves the right to change its policies, including those discussed in this Agreement, as business conditions warrant; provided that any such changes are implemented in a non-discriminatory manner that does not treat the BLDS Directors any less favorably than other LECG directors.  Any such changes in policy will be communicated to BLDS Directors upon their implementation.

9.3          Conflicts of Interest.  Prior to executing this Agreement, the BLDS Directors acknowledge that they have advised LECG of all matters that they are presently working on so that LECG can determine if any such matters create a conflict with any other matters on which LECG is providing services.  A list of these matters is attached to this Agreement as Exhibit C.  In order to avoid potential conflicts with work performed by others associated with LECG, BLDS Directors agree that in the future they will follow

9

LECG’s conflicts policy and procedures with respect to all matters on which they intend to become engaged.

9.4          Entire Agreement.  This Agreement, together with the Asset Purchase Agreement and the Director Practice Purchase Agreement, supersedes all previous and contemporaneous oral negotiations, writings and understandings between the parties concerning the subject matter of this Agreement (including, without limitation, that certain Term Sheet dated July 15, 2003), and this Agreement constitutes the entire agreement between LECG and the BLDS Directors.

[Signatures follow on the next page]

10

IN WITNESS WHEREOF, LECG and the BLDS Directors have executed this Agreement on the date first above written.

LECG, LLC,

a California limited liability company

By:	LECG Holding Company, LLC
Its:	Sole Member and Manager

	By:	David P. Kaplan
	Its:	President

Dated:	8/22/03		/s/ Bernard R. Siskin
Dr. Bernard R. Siskin

Residence Address:

Dated:	8/22/03		/s/ Leonard A. Cupingood
Dr. Leonard A. Cupingood

Residence Address:

Dated:	8/22/03		/s/ David W. Griffin
Dr. David W. Griffin

Residence Address:
[Illegible]
[Illegible]

Dated:	8/22/03		/s/ Samuel J. Kursh
Dr. Samuel J. Kursh

Residence Address:

Signature Page to Director Service Agreement

Exhibit A

LECG Write Down and Bad Debts Policies

Exhibit B

LECG Executive Assistant Charge-Back Policy

Exhibit C

Conflicts Matters List

EXHIBIT F

FINANCIAL STATEMENTS

THE CENTER FOR FORENSIC ECONOMIC STUDIES, LTD.

FINANCIAL STATEMENT

* * *

MARCH 31, 2000

ZELNICK, MANN AND WINIKUR, P.C. CERTIFIED PUBLIC ACCOUNTANTS Suite 120 10 North Presidential Boulevard Bala Cynwyd, PA 19004-1107	Members of: American Institute of Certified Public Accountants Pennsylvania Institute of Certified Public Accountants

(610) 664-0450
FAX: (610) 664-0955
1-800-550-6028
www.zmwcpa.com

The Board of Directors and Stockholders

The Center For Forensic Economic Studies, Ltd.

Philadelphia, Pennsylvania

We have compiled the accompanying statement of assets, liabilities and equity-cash basis of The Center For Forensic Economic Studies, Ltd. (a corporation) as of March 31, 2000 and the related statements of revenues and expenses-cash basis and supplementary information for the year then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management.  We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.  However, we did become aware of a departure from the cash basis of accounting that is described in the following paragraph.

As disclosed in Note 2 to the financial statements, the capitalization of property, plant and equipment and the recording of depreciation over the estimated useful live of such assets is a generally accepted modification of the cash basis of accounting.

/s/ Zelnick, Mann and Winikur
ZELNICK, MANN AND WINIKUR, P.C.

September 18, 2000

THE CENTER FOR FORENSIC ECONOMIC STUDIES, LTD.

STATEMENT OF ASSETS, LIABILITIES AND

STOCKHOLDERS’ EQUITY CASH BASIS

MARCH 31, 2000

ASSETS
CURRENT ASSETS
Cash	$20,636
Loan receivable, officers	47,481
Common stock subscription	1,000
Prepaid expenses	2,550

Total current assets	71,667

PROPERTY AND EQUIPMENT
Equipment, other	28,266
Leasehold improvements	38,510
Computer equipment	257,996
Furniture and fixtures	123,725
Automobile	32,500

480,997
Less accumulated depreciation	420,595

60,402

OTHER ASSETS
Cash value of life insurance	990,537

Total assets	$1,122,606

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Notes payable	$990,537
Accrued and withheld payroll and sales taxes	16,378
Accrued profit sharing	200,677
Exchange	26,053

Total current liabilities	1,233,645

STOCKHOLDERS’ DEFICIT
Common stock, $10 par value, 100 shares authorized, issued and outstanding	1,000
Accumulated deficiency of revenues over expenses	(112,039)

Total stockholders’ deficit	(111,039)

Total liabilities and stockholders’ deficit	$1,122,606

See accompanying notes and accountants’ report.

2

THE CENTER FOR FORENSIC ECONOMIC STUDIES, LTD.

STATEMENT OF ACCUMULATED EXCESS OF REVENUE

OVER EXPENSES - CASH BASIS

YEAR ENDED MARCH 31, 2000

Accumulated deficit — beginning of period	$(122,856)

Excess of expenses over revenues	10,817

Accumulated deficit — end of period	$(112,039)

See accompanying notes and accountants’ report.

3

THE CENTER FOR FORENSIC ECONOMIC STUDIES, LTD.

STATEMENT OF REVENUES AND EXPENSES

CASH BASIS

YEAR ENDED MARCH 31, 2000

Revenues
Fees	$7,118,206
Other income	33
Interest income	15,660

Total revenue	7,133,899

Operating expenses	3,449,541

Excess of revenues over expenses before non-cash charge, officers’ salaries, and profit sharing contribution	3,684,358

Non-cash charge:
Depreciation	44,239

Excess of revenues over expenses before officers’ salaries and profit sharing contribution	3,640,119

Officers’ salaries	3,428,625

Excess of revenues over expenses before profit sharing contribution	211,494

Provision for profit sharing	200,677

Excess of expenses over revenues	$10,817

See accompanying notes and accountants’ report.

4

THE CENTER FOR FORENSIC ECONOMIC STUDIES, LTD.
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2000

NOTE 1.         NATURE OF BUSINESS

The Center For Forensic Economic Studies, Ltd. provides litigation support services to law firms and their clients in the areas of economic and statistical analysis, valuations and damages.

NOTE 2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The Company’s policy is the prepare its financial statements on the cash basis of accounting; certain revenues are recognized when received rather than when earned, and certain expenses are recognized when cash is disbursed rather than when the obligation is incurred.

Property and Equipment - The cost of property and equipment is depreciated over the estimated useful lives of the related assets.  Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the assets.  Depreciation is computed on the accelerated method.  The useful lives of property and equipment for purposes of computing depreciation are:

Computer equipment	5 years
Furniture and fixtures	5 — 7 years
Equipment, other	7 years
Leasehold improvements	7 years

NOTE 3.         CASH SURRENDER VALUE, LIFE INSURANCE

The Company has a security interest in certain life insurance policies for cash advances made in connection with a collateral assignment split-dollar life insurance plan provided to certain key employees of the company.  An assignment of the company’s security interest in the policies has been made for the purpose of providing security for indebtedness incurred by the company to facilitate implementation of the split-dollar plan without utilizing working capital needed for other business purposes.

5

SUPPLEMENTARY INFORMATION

THE CENTER FOR FORENSIC ECONOMIC STUDIES, LTD.
SCHEDULE OF OPERATING EXPENSES - CASH BASIS
YEAR ENDED MARCH 31, 2000

OPERATING EXPENSES
Accounting	$5,360
Advertising and promotion	179,179
Automobile expense	86,720
Commissions	9,250
Computer expense	10,600
Courier service	17,248
Employee benefits	151,058
Employee search	3,087
Entertainment	20,311
Equipment rental	22,154
Insurance, general	18,010
Interest	125,983
Legal	6,557
Office expense	62,640
Outside data processing	598,183
Payroll service	2,289
Pension and administrative expense	19,237
Postage, stationery and printing	11,402
Professional dues and affiliations	3,502
Referral fees	325
Rent	264,157
Repairs and maintenance	4,445
Research and publications	44,832
Research, computer access	8,864
Salaries, clerical	388,704
Salaries, staff	945,714
Seminars	7,537
Storage	3,948
Taxes, other	23,476
Taxes, payroll	172,109
Telephone	61,674
Travel and lodging	157,894
Vending machine expense	(36)
Utilities	13,128

Total operating expenses	$3,449,541

6

THE CENTER FOR FORENSIC
ECONOMIC STUDIES, LTD.

FINANCIAL STATEMENT

* * *

MARCH 31, 2001

ZELNICK, MANN AND WINIKUR, P.C.	Members of:
CERTIFIED PUBLIC ACCOUNTANTS	American Institute of
Suite 120	Certified Public Accountants
10 North Presidential Boulevard
Bala Cynwyd, PA 19004-1107	Pennsylvania Institute of
Certified Public Accountants

(610) 664-0450
FAX: (610) 664-0955
1-800-550-6028
www.ZMWCPA.com

The Board of Directors and Stockholders
The Center For Forensic Economic Studies, Ltd.
Philadelphia, Pennsylvania

We have compiled the accompanying statement of assets, liabilities and equity-cash basis of The Center For Forensic Economic Studies, Ltd. (a corporation) as of March 31, 2001 and the related statements of revenues and expenses-cash basis and supplementary information for the year then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management.  We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.  However, we did become aware of a departure from the cash basis of accounting that is described in the following paragraph.

As disclosed in Note 2 to the financial statements, the capitalization of property, plant and equipment and the recording of depreciation over the estimated useful live of such assets is a generally accepted modification of the cash basis of accounting.

/s/ Zelnick, Mann and Winikur
ZELNICK, MANN AND WINIKUR, P.C.

July 31, 2001

THE CENTER FOR FORENSIC ECONOMIC STUDIES, LTD.
STATEMENT OF ASSETS, LIABILITIES AND
STOCKHOLDERS’ EQUITY CASH BASIS
MARCH 31, 2001

ASSETS
CURRENT ASSETS
Loan receivable, officers	$4,794
Common stock subscription	1,000
Prepaid expenses	6,834

Total current assets	12,628

PROPERTY AND EQUIPMENT
Equipment, other	29,018
Leasehold improvements	48,816
Computer equipment	272,135
Furniture and fixtures	128,509
Automobile	32,500
Real estate	125,437

636,415
Less accumulated depreciation	440,690

195,725

OTHER ASSETS
Cash value of life insurance	990,537

Total assets	$1,198,890

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Cash overdraft	$5,870
Notes payable	1,120,537
Accrued profit sharing	228,925
Exchange	26,053

Total current liabilities	1,381,385

STOCKHOLDERS’ DEFICIT
Common stock, $10 par value, 100 shares authorized, issued and outstanding	1,000
Accumulated deficiency of revenues over expenses	(183,495)

Total stockholders’ deficit	(182,495)

Total liabilities and stockholders’ deficit	$1,198,890

See accompanying notes and accountants’ report.

2

THE CENTER FOR FORENSIC ECONOMIC STUDIES, LTD.
STATEMENT OF ACCUMULATED EXCESS OF REVENUE
OVER EXPENSES - CASH BASIS
YEAR ENDED MARCH 31, 2001

Accumulated deficit — beginning of period	$(112,039)

Excess of expenses over revenues	(71,456)

Accumulated deficit — end of period	$(183,495)

See accompanying notes and accountants’ report.

3

THE CENTER FOR FORENSIC ECONOMIC STUDIES, LTD.
STATEMENT OF REVENUES AND EXPENSES
CASH BASIS
YEAR ENDED MARCH 31, 2001

Revenues
Fees	$7,287,938
Other income	33
Interest income	28,659

Total revenue	7,316,630

Operating expenses	3,624,516

Excess of revenues over expenses before non-cash charge, officers’ salaries, and profit sharing contribution	3,692,114

Non-cash charge:
Depreciation	20,095

Excess of revenues over expenses before officers’ salaries and profit sharing contribution	3,672,019

Officers’ salaries	3,514,550

Excess of revenues over expenses before profit sharing contribution	157,469

Provision for profit sharing	228,925

Excess of expenses over revenues	$(71,456)

See accompanying notes and accountants’ report.

4

THE CENTER FOR FORENSIC ECONOMIC STUDIES, LTD.
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2001

NOTE 1.         NATURE OF BUSINESS

The Center For Forensic Economic Studies, Ltd. provides litigation support services to law firms and their clients in the areas of economic and statistical analysis, valuations and damages.

NOTE 2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The Company’s policy is the prepare its financial statements on the cash basis of accounting; certain revenues are recognized when received rather than when earned, and certain expenses are recognized when cash is disbursed rather than when the obligation is incurred.

Property and Equipment - The cost of property and equipment is depreciated over the estimated useful lives of the related assets.  Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the assets.  Depreciation is computed on the accelerated method.  The useful lives of property and equipment for purposes of computing depreciation are:

Computer equipment	5 years
Furniture and fixtures	5 — 7 years
Equipment, other	7 years
Leasehold improvements	7 years

NOTE 3.         CASH SURRENDER VALUE, LIFE INSURANCE

The Company has a security interest in certain life insurance policies for cash advances made in connection with the collateral assignment of a reverse split-dollar life insurance plan provided to certain key employees of the company.  An assignment of the company’s security interest in the policies has been made for the purpose of providing security for indebtedness incurred by the company to facilitate implementation of the split-dollar plan without utilizing working capital needed for other business purposes.

NOTE 4.         NOTES PAYABLE

Notes payable consist of the following:

Line of credit to bank; due June 30, 2002; payable in monthly installments of $1,011; applied to interest only at 8.0%	$130,000

Interest-bearing recourse loan secured by the collateral assignment of a reverse split-dollar life insurance plan; maturity date of May 23, 2014; interest only at 12.72%	990,537

$1,120,537

5

SUPPLEMENTARY INFORMATION

THE CENTER FOR FORENSIC ECONOMIC STUDIES, LTD.
SCHEDULE OF OPERATING EXPENSES - CASH BASIS
YEAR ENDED MARCH 31, 2001

OPERATING EXPENSES
Accounting	$6,540
Advertising and promotion	147,790
Automobile expense	92,129
Commissions	10,692
Computer expense	8,501
Courier service	17,592
Employee benefits	208,176
Employee search	3,316
Entertainment	16,016
Equipment rental	23,835
Insurance, general	20,582
Interest	124,507
Legal	62,922
Office expense	63,208
Outside data processing	625,174
Payroll service	2,912
Pension and administrative expense	19,149
Postage, stationery and printing	9,543
Professional dues and affiliations	7,779
Rent	274,474
Repairs and maintenance	5,867
Research and publications	32,137
Research, computer access	16,007
Salaries, clerical	424,114
Salaries, staff	948,093
Seminars	19,826
Storage	4,267
Taxes, other	36,096
Taxes, payroll	183,019
Telephone	40,216
Travel and lodging	158,018
Vending machine expense	124
Utilities	11,895

Total operating expenses	$3,624,516

6

THE CENTER FOR FORENSIC
ECONOMIC STUDIES, LTD.

FINANCIAL STATEMENT

* * *

DECEMBER 31, 2002

ZELNICK, MANN AND WINIKUR, P.C.	Members of:
CERTIFIED PUBLIC ACCOUNTANTS	American Institute of
Suite 120	Certified Public Accountants
10 North Presidential Boulevard
Bala Cynwyd, PA 19004-1107	Pennsylvania Institute of
Certified Public Accountants

(610) 664-0450
FAX: (610) 664-0955
1-800-550-6028
www.zmwcpa.com

The Board of Directors and Stockholders
The Center For Forensic Economic Studies, Ltd.
Philadelphia, Pennsylvania

We have compiled the accompanying statement of assets, liabilities and accumulated deficit-income tax basis of The Center For Forensic Economic Studies, Ltd. (an “S” corporation) as of December 31, 2002 and the related statements of revenues, expenses and accumulated deficit-income tax basis for the year then ended and the accompanying supplementary information-income tax basis, which are presented only for supplementary analysis purposes, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.  This financial statement has been prepared on the accounting basis used by the Company for income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles.

A compilation is limited to presenting in the form of financial statements information that is the representation of management.  We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures ordinarily included in a financial statement prepared on the income tax basis of accounting.  If the omitted disclosures were included in the financial statement, they might influence the user’s conclusions about the Company’s assets, liabilities, and equity (deficit).  Accordingly, this financial statement is not designed for those who are not informed about such matters.

/s/ Zelnick, Mann and Winikur
ZELNICK, MANN AND WINIKUR, P.C.

March 25, 2003

THE CENTER FOR FORENSIC ECONOMIC STUDIES, LTD.

STATEMENT OF ASSETS, LIABILITIES AND EQUITY (DEFICIT)-

INCOME TAX BASIS

DECEMBER 31, 2002

ASSETS
CURRENT ASSETS
Cash	$1,378
Loan receivable, officers	44,572
Common stock subscription	1,000
Prepaid expenses	8,800

Total current assets	55,750

PROPERTY AND EQUIPMENT
Equipment, other	28,266
Leasehold improvements	46,814
Computer equipment	309,439
Furniture and fixtures	138,177
Automobile	32,500
Real estate	125,911

681,107
Less accumulated depreciation	521,693

159,414
OTHER ASSETS
Cash value of life insurance	990,538

Total assets	$1,205,702

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Notes payable	$990,538
Accrued profit sharing	275,904
Customer deposits	74,163

Total current liabilities	1,340,605

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $10 par value, 100 shares authorized, issued and outstanding	1,000
Accumulated deficit	(135,903)

Total stockholders’ equity (deficit)	(134,903)

Total liabilities and stockholders’ equity (deficit)	$1,205,702

See accompanying accountant’s report.

2

THE CENTER FOR FORENSIC ECONOMIC STUDIES, LTD.

STATEMENT OF REVENUES, EXPENSES AND ACCUMULATED DEFICIT —
INCOME TAX BASIS

YEAR ENDED DECEMBER 31, 2002

Revenues
Fees	$8,790,321
Other income	1,391
Interest income	12,042

Total revenue	8,803,754

Operating expenses	4,329,130

Excess of revenues over expenses before depreciation, officers’ salaries, and provision for profit sharing expense	4,474,624

Depreciation	41,427

Excess of revenues over expenses before officers’ salaries and provision for profit sharing expense	4,433,197

Officers’ salaries	4,184,679

Excess of revenues over expenses before provision for profit sharing expense	248,518

Provision for profit sharing expense	275,904

Net loss	(27,386)

Accumulated deficit — beginning of year	(108,517)

Accumulated deficit — end of year	$(135,903)

See accompanying accountants’ report.

3

SUPPLEMENTARY INFORMATION

THE CENTER FOR FORENSIC ECONOMIC STUDIES, LTD.

SCHEDULE OF OPERATING EXPENSES -

INCOME TAX BASIS

YEAR ENDED DECEMBER 31, 2002

OPERATING EXPENSES
Accounting	$6,625
Advertising and promotion	177,094
Automobile expense	105,916
Computer expense	10,273
Courier service	14,803
Employee benefits	240,342
Employee search	5,156
Entertainment	50,082
Equipment rental	22,771
Insurance, general	30,193
Interest	125,983
Legal	24,146
Office expense	79,227
Outside data processing	598,061
Payroll service	3,053
Pension and administrative expense	22,707
Postage, stationery and printing	5,883
Professional dues and affiliations	2,860
Rent	320,871
Repairs and maintenance	12,687
Research and publications	33,881
Research, computer access	15,042
Salaries, clerical	703,228
Salaries, staff	1,238,400
Seminars	7,633
Storage	5,287
Taxes, other	37,957
Taxes, payroll	208,242
Telephone	47,073
Travel and lodging	157,460
Utilities	16,194

Total operating expenses	$4,329,130

See accompanying accountants’ report

5

QuickLinks

  Exhibit 10.37
ASSET PURCHASE AGREEMENT
RECITALS
AGREEMENT
LIST OF EXHIBITS